LIST OF SUBSIDIARIES
WHITE MOUNTAIN TITANIUM CORPORATION

White Mountain Titanium Corporation, a Nevada corporation, has six wholly owned subsidiaries:

1.	Sociedad Contractual Minera White Mountain Titanium Corporation, a Chilean stock company which holds our Chilean mining concessions and conducts our principal operations;
2.	White Mountain Minerals Ltda., a Chilean company;
3.	White Mountain Metals Ltda, a Chilean company;
4.	White Mountain Energy Ltda, an inactive Chilean company; and
5.	White Mountain Titanium (Hong Kong), a Hong Kong company.
6.	Cerro Blanco Titanium Corporation Limited (Shenzhen), a Chinese corporation